UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                             Manugistics Group, Inc.
                        ---------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.002 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    565011103
                            ------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  565011103              13G                          Page 2 of 9 pages

--------------------------------------------------------------------------------
1        Name of Reporting Person                 General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [X]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                0
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             00

--------------------------------------------------------------------------------

CUSIP NO.  565011103              13G                          Page 3 of 9 pages

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1.   Name of Reporting Person             General Atlantic Partners 26, L.P.
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
--------------------------------------------------------------------------------
2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [ ]
--------------------------------------------------------------------------------
3.   S.E.C. Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                0
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO.  565011103              13G                          Page 4 of 9 pages

--------------------------------------------------------------------------------
1.       Name of Reporting Person             General Atlantic Partners 50, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box            (a) [X]
         if a Member of a Group               (b) [ ]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                0
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO.  565011103              13G                          Page 5 of 9 pages

--------------------------------------------------------------------------------
1.       Name of Reporting Person             GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box            (a) [X]
         if a Member of a Group               (b) [ ]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  0
Beneficially               (6)   Shared Voting Power                0
Owned by Each              (7)   Sole Dispositive Power             0
Reporting Person           (8)   Shared Dispositive Power           0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO.  565011103              13G                          Page 6 of 9 pages


                         AMENDMENT NO. 2 TO SCHEDULE 13G

         This Amendment No. 2 to Schedule 13G (this "Amendment") is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated as of September 28, 1998, as amended on February 10, 1999, with respect to the shares of common stock, par value $.002 per share (the "Common Stock"), of Manugistics Group, Inc. (the "Company").


Item 1.

       (a)        Name of Issuer

                  Manugistics Group, Inc.

       (b)        Address of Issuer's Principal Executive Offices

                  2115 East Jefferson Street
                  Rockville, MD 20852

Item 2.

       (a)        Names of Persons Filing

                  General Atlantic Partners, LLC ("GAP")
                  General Atlantic Partners 26, L.P. ("GAP 26")
                  General Atlantic Partners 50, L.P. ("GAP 50")
                  GAP Coinvestment Partners, L.P. ("GAPCO" and, collectively with GAP, GAP 26 and GAP 50, the "Reporting Persons")

       (b)        Address of Principal Business Office

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830

       (c)        Citizenship

                  GAP - Delaware
                  GAP 26 - Delaware
                  GAP 50 - Delaware
                  GAPCO - New York

CUSIP NO.  565011103              13G                          Page 7 of 9 pages


       (d)        Title of Class Securities

                  Common Stock, par value $.002 per share (the "Shares")

       (e)        CUSIP Number

                  565011103

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b).

Item 4. As of December 31, 1999, the Reporting Persons owned no shares of Common Stock. See Items 5 through 11 of the cover pages attached hereto.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

CUSIP NO.  565011103              13G                          Page 8 of 9 pages


Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  Not applicable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO.  565011103              13G                          Page 9 of 9 pages


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2000.

                                 GENERAL ATLANTIC PARTNERS, LLC

                                 By: /s/ Thomas J. Murphy
                                     --------------------
                                     Name:  Thomas J. Murphy
                                     Title: Attorney-in-Fact


                                 GENERAL ATLANTIC PARTNERS 26, L.P.

                                 By: General Atlantic Partners, LLC
                                     its General Partner

                                     By: /s/ Thomas J. Murphy
                                         --------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact


                                 GENERAL ATLANTIC PARTNERS 50, L.P.

                                 By: General Atlantic Partners, LLC
                                     its General Partner

                                     By: /s/ Thomas J. Murphy
                                         --------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact


                                 GAP COINVESTMENT PARTNERS, L.P.

                                 By: /s/ Thomas J. Murphy
                                     --------------------
                                     Name:  Thomas J. Murphy
                                     Title: Attorney-in-Fact

                         GENERAL ATLANTIC PARTNERS, LLC
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                               December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, General Atlantic Partners, LLC, a Delaware limited liability company, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Limited Liability Company"), by its Executive Managing Member, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Limited Liability Company as fully to all intents and purposes as a Managing Member of the Limited Liability Company might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.


                                 GENERAL ATLANTIC PARTNERS, LLC

                                 By: /s/ Steven A. Denning
                                     ---------------------
                                     Steven A. Denning
                                     Executive Managing Member

STATE OF Connecticut)
                           :ss
COUNTY OF Fairfield)

         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.

/s/ Sheila Hughes                             Notary Public
-----------------
Sheila Hughes

                         GAP COINVESTMENT PARTNERS, L.P.
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                              December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, GAP Coinvestment Partners, L.P., a New York limited partnership, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Partnership"), by its Managing General Partner, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas
J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Partnership as fully to all intents and purposes as a General Partner of the Partnership might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.


                                 GAP COINVESTMENT PARTNERS, L.P.

                                 By: /s/ Steven A. Denning
                                     ---------------------
                                     Steven A. Denning
                                     Managing General Partner

STATE OF Connecticut)
                           : ss.
COUNTY OF Fairfield)

         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.

/s/ Sheila Hughes                             Notary Public
-----------------
Sheila Hughes